Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 2, 2024 with respect to the consolidated financial statements of Innovex Downhole Solutions, Inc. contained in the Registration Statement and Prospectus of Dril-Quip, Inc. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

May 1, 2024